ROYAL GRIP, INC. AND SUBSIDIARY

                        COMPUTATION OF NET LOSS PER SHARE

                                                        Three Months Ended              Six Months Ended
                                                              March 31,                    June 30,
                                                    --------------------------    --------------------------
                                                        1996          1995           1996           1995
                                                        ----          ----           ----           ----
Net loss                                            $  (575,283)   $  (497,737)   $(1,144,530)   $  (866,740)
                                                    ===========    ===========    ===========    ===========

Weighted Average Shares:
    Common shares outstanding                         2,734,678      2,734,678      2,734,678      2,734,678
    Common equivalent shares issuable upon
        exercise of employee stock options                 --             --             --             --
                                                    -----------    -----------    -----------    -----------

Shares used in net loss per share                     2,734,678      2,734,678      2,734,678      2,734,678
                                                    ===========    ===========    ===========    ===========

Net loss per share                                  $     (0.21)   $     (0.18)   $     (0.42)   $     (0.32)
                                                    ===========    ===========    ===========    ===========



                                   EXHIBIT 11


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